Exhibit 99

Investor Relations:	Media:

Jim Rowe	Mary Eshet

415-396-8216	704-383-7777

WELLS FARGO & CO. ANNOUNCES ACQUISITION OF TREASURY WARRANTS

SAN FRANCISCO, May 21, 2010—Wells Fargo & Company (NYSE: WFC) today announced it acquired 70.2 million warrants to purchase Wells Fargo common stock in an auction conducted on behalf of the U.S. Treasury by Deutsche Bank Securities on May 20, 2010. The warrants were issued by Wells Fargo to the U.S. Treasury in connection with its investment in Wells Fargo under the Capital Purchase Program. The price per warrant was $7.70, and the 70.2 million warrants acquired represent 63.6 percent of the 110.3 million outstanding warrants. The transaction is expected to close on or before Wednesday, May 26, 2010.

“We believe avoiding future shareholder dilution by acquiring these warrants at this price is a compelling investment for our shareholders,” said Chief Financial Officer Howard Atkins.

About Wells Fargo

Wells Fargo & Company is a diversified financial services company with $1.2 trillion in assets, providing banking, insurance, investments, mortgage, and consumer and commercial finance through more than 10,000 stores and 12,000 ATMs and the Internet (wellsfargo.com and wachovia.com) across North America and internationally.